Exhibit 99.1

[FOSSIL LOGO]

                2280 North Greenville Avenue, Richardson TX 75082

                                    Contact:             Mike Kovar
                                                         Chief Financial Officer
                                                         Fossil, Inc.
                                                         (972) 699-2229

                                    Investor Relations:  Allison Malkin
                                                         Integrated Corporate
                                                         Relations
                                                         (203) 222-9013

          FOSSIL, INC. REPORTS RECORD SECOND QUARTER SALES AND EARNINGS

Richardson, TX. August 12, 2003 -- Fossil, Inc. (NASDAQ: FOSL) today reported second quarter net sales and earnings for the thirteen-week ("Second Quarter") and six-month periods ended July 5, 2003.

Second Quarter Results:

o Net sales increased 12% to $159.6 million compared to $142.5 million in 2002;

o Gross profit grew 14.5% to $81.9 million, or 51.3% of sales, compared to $71.5 million, or 50.2% of sales, in the second quarter of 2002;

o Operating income totaled $16.2 million compared to $16.2 million in the second quarter of 2002;

o Net income increased 6.7% to $10.4 million compared to $9.7 million in the second quarter of 2002; and

o Diluted earnings per share totaled $0.21, on 48,673,000 shares outstanding compared to $0.20, on 48,487,000 shares outstanding in the second quarter of 2002.

"Despite a very difficult global environment, we experienced expansion of our worldwide market share in the Second Quarter demonstrating the continued strength of our global brand model," began Mike Kovar, Senior Vice President and Chief Financial Officer. "While the wholesale business for the Second Quarter was challenging, we are encouraged by double-digit comp store increases from our Company-owned stores which we believe are a reliable indicator of the health of our FOSSIL business," continued Mr. Kovar. "As we look ahead, leveraging the investments currently being made in our brands, people and processes and expected revenue contributions from our new businesses should allow us to further expand our dominant market position and increase our profitability."

For the Six Months Ended July 5, 2003:

o     Net sales rose 15.1% to $329.4 million compared to $286.1 million in 2002;

o Operating income totaled $36.0 million compared to operating income of $35.4 million in 2002;

o Net income increased 4.5% to $22.5 million compared to $21.6 million in 2002;

o     Diluted earnings per share increased to $0.46 compared to $0.45 in 2002.


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

Worldwide net sales rose 12.0% (6.4% excluding the effects of translation gains) during the Second Quarter with particular strength from our international businesses, Company-owned stores and RELIC(R) leather. Global sales of new product initiatives, including BURBERRY(R) and ZODIAC(R) watches and EMPORIO ARMANI(R) jewelry contributed $4.1 million to sales in the quarter. Total international wholesale sales rose by 30.0% (14.6% excluding the effects of a stronger Euro) while total domestic wholesale sales were down 4.8%. The sales increase from international businesses was primarily a result of increased sales of FOSSIL and licensed brand watches and FOSSIL jewelry. Acquisitions contributed approximately $4 million in sales through international businesses during the quarter. Company-owned retail store sales increased 28% as a result of a 19% increase in the average number of stores opened during the quarter, which includes six stores acquired during the first quarter of the year, and comp-store sales gains of 15%. Second Quarter sales of the Company's domestic watch business declined by 7.9% mainly attributed to the discontinuance of the EDDIE BAUER(R) private label watch business, the launch of COLUMBIA(R) watches in last year's second quarter and a decline in sales of FOSSIL and RELIC watches. Second Quarter domestic sales of FOSSIL watches declined by 5.4%, compared to a 22% gain in the second quarter last year, but trended up on a sequential quarter basis. Domestic sales of the Company's accessory and sunglass businesses, on a combined basis, rose 2.1% compared to the prior year quarter. Worldwide net sales for the first six months of 2003 increased 15.1% (9% excluding the effects of translation gains).

Gross profit margin expanded by 110 basis points to 51.3% in the Second Quarter compared to 50.2% in the prior year period. The increase in gross profit margin is mainly attributable to the growth in the Company's international and Company-owned store sales as a percentage of total sales, both of which generally produce higher gross profit margins than the Company's historical consolidated gross profit margin, currency gains primarily from a stronger Euro and improved gross margin in Company-owned stores. For the first six months of 2003, gross profit margin increased by 80 basis points to 50.8% compared to 50.0% in the first six months of the prior year.

Operating expenses, as a percentage of net sales, increased to 41.1% in the Second Quarter compared to 38.8% in the comparable prior year period. Included in Second Quarter operating expenses is approximately $2.7 million in additional costs related to the translation impact of a stronger Euro into U.S. dollars and $2.4 million related to operating expenses of acquired businesses. Excluding the impact of these increases, operating expense increases were mainly driven by increased advertising expenses and personnel and other costs associated with new business initiatives. As a percentage of net sales, advertising cost increased to 7.8% in the Second Quarter compared to 5.8% in the prior year quarter. On a sequential quarter basis advertising costs increased 150 basis points primarily related to an expanded presence at the Basel Watch Fair that took place in April. Increases in personnel and other costs associated with new initiatives primarily relate to the Company's Swiss watch, jewelry and tech watch businesses for which there have been minimal revenue contributions to-date. For the first six months of the year operating expenses, as a percentage of net sales, increased to 39.9% compared to 37.6% in the comparable prior year period.

Increased sales and improved gross profit margins were more than offset by increases in operating expenses. As a result, the Company's Second Quarter and first six months operating profit margin decreased to 10.2% and 10.9% of sales, respectively, compared to 11.4% and 12.4% in the second quarter and first six months of 2002, respectively.

Other income totaled $512,000 in the Second Quarter compared to other expense of $192,000 in the prior year quarter. This increase in other income is primarily related to exchange rate gains associated with the Company's Canadian businesses. For the first six months of the year, other income improved by approximately $300,000.


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

The Company's balance sheet remains strong. At quarter-end, cash increased 58% to $132.5 million from $83.9 million at July 6, 2002. Inventory at quarter-end was current and on-plan at $119.0 million, 6.1% above prior year inventory of $112.1 million. Accounts receivable increased approximately 2.6% to $71.3 million at the end of the Second Quarter compared to $69.5 million at the end of the prior year quarter. Days sales outstanding decreased to 41 days for the Second Quarter compared to 43 days in the prior year period. Working capital rose to $260.9 million, an increase of $65.9 million over working capital of $195.0 million at July 6, 2002.

The Company also noted that since the announcement of its stock repurchase program in May, it has purchased 305,000 shares of stock at a cost of approximately $7.5 million, or $24.49 per share. Currently, approximately 323,000 shares remain available for purchase under this program.

The Company estimates third quarter diluted earnings per share in the range of $0.32 to $0.34 compared to diluted earnings per share of $0.29 last year and versus the current First Call consensus estimate of $0.33. For the fiscal year, the Company estimates diluted earnings per share in a range of $1.33 to $1.36 compared to diluted earnings per share of $1.22 in fiscal 2002 and the current First Call consensus estimate of $1.33. Expected revenue increases for the second half of the Company's fiscal year are in the 15% range.

Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth on the Company's Current Report on Form 8-K dated June 25, 2003.

Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principle offerings include an extensive line of watches sold under the Company's propriety brands FOSSIL, RELIC and ZODIAC as well as licensed brands for some of the most prestigious companies in the world including EMPORIO ARMANI, BURBERRY, DKNY(R) and DIESEL. The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses under the FOSSIL and RELIC brands, jewelry under the FOSSIL and EMPORIO ARMANI brands and FOSSIL apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at www.fossil.com. Additionally, certain product, press release and SEC filing information concerning the Company is available at the website.


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

----------------------------------------------------------------------------------------------------------------
Consolidated Income Statement          For the 13        For the 13          For the 26          For the 26
Data (in 000's):                       Weeks Ended       Weeks Ended         Weeks Ended         Weeks Ended
                                       -----------       -----------         -----------         -----------
----------------------------------------------------------------------------------------------------------------
                                        July 5,             July 6,             July 5,            July 6,
                                          2003               2002                2003               2002
                                        -------             -------             -------            -------
----------------------------------------------------------------------------------------------------------------
Net sales                               $ 159,593         $ 142,460           $ 329,360          $ 286,139
----------------------------------------------------------------------------------------------------------------
Cost of sales                              77,725            70,985             161,876            143,172
                                        ---------            ------           ---------          ---------
----------------------------------------------------------------------------------------------------------------
Gross profit                               81,868            71,475             167,484            142,967
----------------------------------------------------------------------------------------------------------------
Selling expenses                           51,141            42,614             102,279             82,371
----------------------------------------------------------------------------------------------------------------
Administrative exp.                        14,529            12,692              29,185             25,164
                                        ---------            ------           ---------          ---------
----------------------------------------------------------------------------------------------------------------
Operating income                           16,198            16,169              36,020             35,432
----------------------------------------------------------------------------------------------------------------
Interest expense                                4                15                   8                 99
----------------------------------------------------------------------------------------------------------------
Other inc. (exp.) - net                       512             (192)                 279                (4)
----------------------------------------------------------------------------------------------------------------
Tax provision                               6,317             6,224              13,759             13,777
                                        ---------            ------           ---------          ---------
----------------------------------------------------------------------------------------------------------------
Net income                              $  10,389            $9,738           $  22,532          $  21,552
                                        =========            ======           =========          =========
----------------------------------------------------------------------------------------------------------------
Basic earnings per share                $    0.22         $    0.21           $    0.48          $    0.47
                                        =========         =========           =========          =========
----------------------------------------------------------------------------------------------------------------
Diluted earnings per share              $    0.21         $    0.20           $    0.46          $    0.45
                                        =========         =========           =========          =========
----------------------------------------------------------------------------------------------------------------
Weighted average shares
 Outstanding:
----------------------------------------------------------------------------------------------------------------
    Basic                                  46,546            45,944              46,479             45,727
----------------------------------------------------------------------------------------------------------------
    Diluted                                48,673            48,487              48,457             48,107
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
Consolidated Balance Sheet Data (in 000's):                      July 5,             July 6,
                                                                   2003                2002
                                                                 -------             -------
----------------------------------------------------------------------------------------------
Working capital                                                  $260,921            $195,034
----------------------------------------------------------------------------------------------
Cash, cash equivalents and short-term investments                 132,464              83,881
----------------------------------------------------------------------------------------------
Accounts receivable                                                71,292              69,472
----------------------------------------------------------------------------------------------
Inventories                                                       118,960             112,122
----------------------------------------------------------------------------------------------
Total assets                                                      489,502             405,971
----------------------------------------------------------------------------------------------
Notes payable - current                                             2,541                 ---
----------------------------------------------------------------------------------------------
Deferred taxes and other long-term                                 30,606              15,881
liabilities
----------------------------------------------------------------------------------------------
Stockholders' equity                                              363,128             291,024
----------------------------------------------------------------------------------------------

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